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                          Universal Leaf North America
               A Division of Universal Leaf Tobacco Company, Inc.




 P.O. Box 25099 Richmond, VA 23260 o phone: (804) 359-9311 o fax (804) 254-3594
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                                  PRESS RELEASE

               MEDIA CONTACT                               RELEASE
               Todd P. Haymore                             Immediately
               Phone:   (804) 359-9311

               INVESTOR CONTACT
               James H. Starkey, III
               Phone:   (804) 359-9311
               Fax:     (804) 254-3594
               Email:   investor@universalleaf.com

   Universal Leaf North America To Close Henderson Plant Earlier Than Planned
                    Richmond, VA o May 30, 2002 / PRNEWSWIRE

         Universal Leaf North America NC, Inc., a subsidiary of Universal Leaf Tobacco Company, Inc., today announced that it plans to close its leaf tobacco processing plant in Henderson, North Carolina, on August 1, 2002, one year earlier than originally planned. The factory, along with one in Wilson, North Carolina, had been scheduled to close in 2003 in conjunction with the opening of Universal's new state-of-the-art facility currently under construction in Nash County, North Carolina.

         Approximately 130 full-time positions and about 400 seasonal jobs will be affected by this action. This year, U.S. flue-cured and burley leaf tobacco will be processed in Universal's newly upgraded and expanded Danville, Virginia plant and the Wilson facility. In 2003, all of Universal's tobacco processing will take place in either Nash County or Danville.

         W. Keith Brewer, President of Universal Leaf North America's U.S. operations, said that today's announcement to accelerate the closure of the Henderson plant is a result of an unanticipated reduction in orders from a number of export customers.

         "We can accommodate the revised processing volumes in our Wilson plant and our newly enlarged and technologically advanced Danville factory," said Brewer, further noting that the Danville facility, which will re-open in August, will have an increased processing capacity of more than seventy percent above previous years.

         "While we knew the Henderson plant was ultimately going to close, that does not make today's decision any easier. The factory and the employees who worked there have served Universal well for many years. Our goal now is to accomplish this closing with the least possible disruption to the lives of our employees and the community," Brewer said.

         Universal Leaf Tobacco Company, Inc. is a subsidiary of Universal Corporation (NYSE-UVV), a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation's gross revenues for the fiscal year that ended on June 30, 2001, were approximately $3.0 billion. For more information, visit Universal Corporation's web site at www.universalcorp.com.

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